Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley (717)-291-2616
Investor Contact: Jason Weber (717)-327-2394

Fulton Financial Announces

Closing of Senior Notes Offering

(March 16, 2017) – Lancaster, PA – Fulton Financial Corporation (“Fulton Financial”) (NASDAQ: FULT) today announced the closing of its previously announced public offering (the “Offering”) of $125.0 million aggregate principal amount of its 3.60% senior notes due 2022 (the “Notes”). The Notes bear an interest rate of 3.60 percent per annum and were issued to the public at 99.615 percent of their face value.

Fulton Financial estimates that the net proceeds of the Offering will be approximately $123.0 million, after deducting underwriting discounts, commission and estimated transaction expenses payable by the company. Fulton Financial intends to use the net proceeds from the Offering, along with cash on hand, for the repayment in full of its 5.75% subordinated notes (the “5.75% Subordinated Notes”), which become due and payable on May 1, 2017, with any remaining proceeds being used for general corporate purposes.

Keefe, Bruyette & Woods, A Stifel Company acted as the sole book-running manager for the Offering.

The Offering was made only by means of a prospectus supplement and accompanying base prospectus. Fulton Financial has filed a registration statement (File No. 333-197730) and a final prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (“SEC”) for the Offering to which this communication relates. Investors should read the prospectus supplement and base prospectus in that registration statement and other documents Fulton Financial has filed or will file with the SEC for more complete information about Fulton Financial and the Offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Printed copies of the final prospectus supplement and the accompanying base prospectus may be obtained by contacting Keefe, Bruyette & Woods, A Stifel Company, Attention: Debt Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

About Fulton Financial

Fulton Financial is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following subsidiaries, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

Fulton Financial’s investment management and trust services are offered at all of its subsidiary banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all of Fulton Financial’s subsidiary banks under the Fulton Mortgage Company brand.

Forward-Looking Statements

Certain statements made in this press release, including those regarding the anticipated use of the proceeds of the Offering, may be forward-looking statements. Fulton Financial may be unable to repay in full the 5.75% Subordinated Notes, or at all. Risks and other factors that could cause actual results to differ materially from those in the forward-looking statements are listed from time to time in Fulton Financial’s filings with the SEC, including but not limited to, Fulton Financial’s annual and quarterly reports. Fulton Financial has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

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